EXHIBIT 99.1

Concur Technologies Announces Record Growth in Fiscal 2003

Subscription Revenue Growth of 109%; EPS Growth of $0.49 Per Share

REDMOND, Wash., November 10, 2003 — Concur Technologies, Inc. (NASDAQ: CNQR), the leading provider of Corporate Expense Management solutions, today reported financial results for its fourth quarter and fiscal year ended September 30, 2003.

Concur reported 26 percent year over year growth for total revenues of $56.7 million for fiscal 2003, compared to $45.1 million for fiscal 2002. Subscription revenues for fiscal 2003 were $21.6 million, reflecting a 109 percent increase from fiscal 2002. Net income for fiscal 2003 was $1.0 million, or $0.03 per share, which was within the range expected by the company. This compares to a net loss of $12.3 million, or $0.46 per share, for fiscal 2002. Excluding the amortization of intangible assets recorded in fiscal year 2003, pro forma net income for the fiscal year was $2.1 million, or $0.06 per share.

Concur reported fiscal 2003 fourth quarter total revenues of $14.2 million, reflecting a 10 percent increase from the fourth quarter of fiscal 2002. Net income for the fourth quarter of fiscal 2003 was $1.0 million, or $0.03 per share, which was within the range expected by the company. This compares to a net loss of $2.7 million, or $0.10 per share, for the fourth quarter of fiscal 2002. Excluding the amortization of intangible assets recorded in the fourth quarter of 2003, pro forma net income for the quarter was $1.3 million, or $0.04 per share.

“The fourth quarter of 2003 caps off the most successful year in our company’s history,” said Steve Singh, chairman and chief executive officer for Concur Technologies. “Concur is the clear market leader in a long-term growth market. Our solutions provide customers with compelling return on investment and increased control and visibility required by Sarbanes-Oxley legislation. The strong growth in our overall business has been driven by our subscription solutions – sometimes referred to as ‘software as a service’.”

“The significant investment we made over the past five years in our subscription business continues to yield handsome dividends,” added Singh. “Companies of all types and sizes are demanding solutions that minimize their up-front investment and enable the expense reporting process to be performed faster, cheaper, and better than they could do themselves. Concur is extremely well positioned to meet those demands. We believe the strength of our business model allows us to deliver consistent and highly predictable financial results.”

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Highlights

•	Concur announced the launch of Concur Expense 7.0 to hundreds of customers at its fifth annual International User Conference, defining a new standard for Corporate Expense Management solutions and further extending its leadership position in the market. Concur Expense 7.0 delivers expansive global, compliance and control, and business intelligence capabilities. Its leading edge multi-tenancy architecture is designed to drive down customer’s total cost of ownership and Concur’s cost of operations.

•	Concur signed 100 customer contracts during the fourth quarter of fiscal 2003.

•	Subscription contracts were signed with new and existing customers including Caltex Australia Petroleum, Datex-Ohmeda (now part of GE Medical Systems), Delphi Corporation, Heidelberg Americas Incorporated, RMC Industries Corporation, Siemens Maintenance Services, Steria Limited, Sketchers USA and Visteon Corporation.

•	License contracts were signed with new and existing customers including Boehringer Ingelheim Canada Ltd., London Stock Exchange plc, Magellan Health Services, Mitsubishi Motors North America, Newmont Australia Ltd., Schwan’s LLC, Seagate Technology Inc., and Sky Chefs Inc.

•	Concur also signed over 100 contracts for add-on services including Concur Offline Access and Concur Imaging Service with new and existing subscription customers.

•	Concur launched its fraud detection tool, the Transaction Assessment Module, aimed at reducing the incidence of travel and entertainment expense fraud, which will further assist companies in complying with the Sarbanes-Oxley Act. Concur built this tool on its existing product framework in association with ACL Services, a global provider of audit and data analysis technology, to add an additional layer of oversight and intelligence to the expense reporting process.

•	Concur continued to expand its market reach and access through a reseller agreement with US Bank, the largest commercial card provider worldwide. Under the agreement, US Bank will market a co-branded version of Concur’s subscription offering, known as the AccessExpense service, to new and existing US Bank clients.

•	Concur announced that it will hold its first annual Investor and Analyst Day on November 12, 2003 in New York City from 2:00 p.m. to 5:00 p.m. ET. For information on the webcast, please visit http://www.concur.com.

•	Concur announced, by separate press release today, its business outlook for the first quarter and twelve month period of fiscal year 2004, as well as the twelve month period of fiscal year 2005.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of Corporate Expense Management solutions, servicing thousands of companies worldwide. Concur’s solutions include Concur Expense for travel and entertainment expense management and Concur Payment for managing employee request for vendor payments. Concur also offers value-added software and services to complement its core solutions, including Concur Imaging Service, Concur Travel Integration, Concur Business Intelligence, and Concur Total Access. Concur’s solutions streamline business processes, reduce operating costs, and improve internal controls while empowering financial managers to apply greater intelligence to their company’s spending patterns. More information about Concur is available at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owner. This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption of our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the length of the current general economic slowdown and reduced investment in information technology by our customers; reduced business travel that may lower the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services, which makes the prediction of future operating results difficult; and uncertain market acceptance of recently-introduced or future products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

CONCUR TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2003	September 30, 2002
ASSETS
Current assets
Cash and cash equivalents	$20,207	$13,746
Marketable securities	—	2,024
Accounts receivable, net	7,862	8,918
Prepaid expenses and other current assets	1,788	1,299

Total current assets	29,857	25,987
Property and equipment, net	1,331	3,003
Restricted cash	1,950	1,250
Intangible assets	8,074	7,689
Other assets	123	339

Total assets	$41,335	$38,268

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,478	$8,340
Current portion of long term obligations	768	1,079
Current portion of deferred revenues	9,030	7,161

Total current liabilities	14,276	16,580
Long-term obligations, net of current	199	746
Long-term deferred revenues, net of current	1,252	1,245

Total liabilities	15,727	18,571

Stockholders’ equity
Common stock, $0.001 par value:	237,402	232,452
Authorized shares – 60,000,000
Issued and outstanding shares – 32,141,993 and 30,316,002 shares at September 30, 2003 and September 30, 2002, respectively
Accumulated deficit	(211,794)	(212,755)

Total stockholders’ equity	25,608	19,697

Total liabilities and stockholders’ equity	$41,335	$38,268

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2003	2002	2003	2002
Revenues:
License	$2,137	$2,627	$8,690	$9,847
Subscription	5,725	3,633	21,604	10,360
Service	6,295	6,590	26,443	24,890

Total revenues	14,157	12,850	56,737	45,097
Cost of revenues:
License	157	149	545	487
Subscription	2,631	2,859	11,093	9,957
Service	2,693	2,745	11,576	11,543

Total cost of revenues	5,481	5,753	23,214	21,987

Gross profit	8,676	7,097	33,523	23,110
Operating expenses:
Sales and marketing	3,468	4,174	14,549	16,669
Research and development	2,348	2,593	10,356	10,606
General and administrative	1,632	1,592	6,710	6,800
In-process research and development	—	1,300	—	1,300
Amortization of intangible assets	285	190	1,140	190

Total operating expenses	7,733	9,849	32,755	35,565

Income (loss) from operations	943	(2,752)	768	(12,455)
Other income, net	62	8	194	168

Net income (loss)	$1,005	$(2,744)	$962	$(12,287)

Net income (loss) per share
Basic	$0.03	$(0.10)	$0.03	$(0.46)
Diluted	$0.03	$(0.10)	$0.03	$(0.46)
Shares used in calculation of basic and diluted net income (loss) per share
Basic	32,062	28,529	31,265	26,571
Diluted	36,717	28,529	35,440	26,571
Pro Forma Results Excluding Certain Captura Acquisition Charges
Pro forma net income (loss), excluding in-process research and development and amortization of intangible assets	$1,290	$(1,254)	$2,102	$(10,797)
Pro forma net income (loss) per share, excluding in-process research and development and amortization of intangible assets
Basic	$0.04	$(0.04)	$0.07	$(0.41)
Diluted	$0.04	$(0.04)	$0.06	$(0.41)
Shares used in calculation of basic and diluted net income (loss) per share
Basic	32,062	28,529	31,265	26,571
Diluted	36,717	28,529	35,440	26,571

Pro forma results for the three and twelve months ended September 30, 2003 and 2002, respectively, are presented for informational purposes only and are not prepared in accordance with generally accepted accounting principles. This information presents the operating results of Concur Technologies, Inc. excluding in-process research and development and amortization of intangible assets relating to the acquisition of Captura Software, Inc. totaling $0.3 million and $1.5 million for the three months ended September 30, 2003 and 2002, respectively, and $1.1 million and $1.5 million for the twelve months ended September 30, 2003 and 2002, respectively.

Concur Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended September 30,
	2003	2002
Operating activities
Net income (loss)	$962	$(12,287)
Adjustments to reconcile net income (loss) to net
cash provided by (used) in operating activities:
Amortization of intangible assets	1,140	190
In-process research and development	—	1,300
Depreciation	2,835	5,840
Provision for bad debts	(145)	(225)
Changes in operating assets and liabilities:
Accounts receivable	1,469	691
Prepaid expenses, deposits, and other assets	(394)	717
Accounts payable	(721)	(265)
Accrued liabilities and accrued commissions	(2,128)	(5,869)
Deferred revenues	1,679	1,587

Net cash provided by (used in) operating activities	4,697	(8,321)

Investing activities
Purchases of property and equipment	(1,262)	(1,615)
Purchases of marketable securities	—	(3,959)
Maturities of marketable securities	2,024	6,000
Cash (paid) acquired in acquisition	(551)	1,151

Net cash (used in) provided by investing activities	211	1,577

Financing activities
Proceeds from issuance of common stock from exercise of stock options	2,843	73
Proceeds from issuance of common stock in connection with Employee Stock Purchase Plan	249	182
Proceeds from borrowings	915	722
Payments on borrowings and capital leases	(1,754)	(1,887)
Increase in restricted cash balances	(700)	(300)

Net cash provided by (used in) financing activities	1,553	(1,210)

Net increase (decrease) in cash and cash equivalents	6,461	(7,954)
Cash and cash equivalents at beginning of period	13,746	21,700

Cash and cash equivalents at end of period	$20,207	$13,746